Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cimarex Energy Co.:

We consent to the incorporation by reference in the registration statement (No. 333-100235) on Form S-8 of Cimarex Energy Co. of our reports dated March 8, 2006, with respect to the consolidated balance sheets Cimarex Energy Co. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years ended December 31, 2005, 2004 and 2003 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Cimarex Energy Co.

As discussed in Note 6 to the Consolidated Financial Statements, Cimarex Energy Co. adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

As discussed in Note 2 to the Consolidated Financial Statements, Cimarex Energy Co. adopted Statement of Financial Accounting Standards No. 123 (R), Share Based Payment as of January 1, 2005.

/s/ KPMG LLP

Denver, Colorado

March 8, 2006